Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Carl Paschetag, CFO (978) 970-5600 cpaschetag@trcsolutions.com

TRC ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER OF FISCAL 2007

Company Completes Rebranding and Achieves Increase in Net Service Revenues

Lowell, MA, July 2, 2007 - TRC (NYSE: TRR), a recognized leader in engineering, consulting and construction management, today announced financial results for the three and nine months ended March 31, 2007.

Third-Quarter Results
For the three months ended March 31, 2007, gross revenue increased 20% to $111.5 million compared with $92.7 million for the three months ended March 31, 2006.  Net service revenue for the third quarter of fiscal 2007 grew 3.8% to $64.1 million compared with $61.7 million for the three months ended March 31, 2006.  Gross revenue includes subcontracted costs that can fluctuate period to period.  The Company believes that net service revenue better reflects the value of services provided to customers.

The loss from continuing operations for the three months ended March 31, 2007 was $665,000 compared with a loss from continuing operations of $1.9 million for the same period in fiscal 2006.  The net loss for the three months ended March 31, 2007 was $712,000 compared with a net loss of $1.9 million for the comparable period in fiscal 2006.  The net loss applicable to common shareholders for the third quarter of fiscal 2007 was $712,000, or $(0.04) per share, compared with a net loss of $2.1 million, or $(0.14) per share, for the three months ended March 31, 2006.

Results for the Nine Months Ended March 31, 2007
For the nine months ended March 31, 2007, gross revenue increased 10.0% to $326.7 million compared with $296.8 million for the nine months ended March 31, 2006.  Net service revenue for the nine months ended March 31, 2007 grew 8.8% to $192.0 million compared with $176.4 million for the nine months ended March 31, 2006.

TRC
650 Suffolk Street   •   Lowell, Massachusetts 01854
Telephone 978-970-5600   •   Fax 949-453-1995

Net income for the nine months ended March 31, 2007 was $623,000 compared with a net loss of $11.7 million for the nine months ended March 31, 2006.  Net income applicable to common shareholders for the first nine months of fiscal 2007 was $4.3 million, or $0.24 per diluted share, compared with a net loss of $12.2 million, or $(0.84) per share, for the nine months ended March 31, 2006.  Net income applicable to common shareholders for the nine months ended March 31, 2007 included a $3.9 million benefit related to the redemption of $15.0 million of convertible redeemable preferred stock in December 2006. The benefit did not impact net income but increased net income applicable to common shareholders and net income per diluted share by $0.22 per share.

Comments on the Third Quarter
“TRC’s financial performance this quarter was in line with our expectations,” said Chris Vincze, TRC’s Chairman and Chief Executive Officer.  “While the third quarter is historically weak due to seasonality, we experienced continued strength in underlying demand within our target markets, particularly engineering services related to power generation projects.  As expected, the net loss for the quarter was primarily the result of investments in TRC’s infrastructure, the continued effect of redundant overhead costs, expenses related to the conversion of our legacy systems into a common enterprise-wide IT platform, the launch of our branding campaign and reduced field activity levels due to seasonality.”

“During the quarter, we made substantial progress toward achieving our ongoing goal of streamlining our business by centralizing many of our primary functions, including our IT platform,” said Vincze.  “We spent considerable resources on continuing to identify and eliminate redundancies within the organization while focusing on organizing the Company for long-term sustainable, profitable growth.”

“Initial feedback on our rebranding campaign has been decidedly positive,” Vincze said.  “We have successfully consolidated numerous subsidiaries within TRC, creating a consistent corporate identity for our employees nationwide.  From a market perspective, unifying our brand has increased our clients’ awareness of our services, our competitiveness in the marketplace and accelerated cross-selling opportunities for our sales teams.”

Outlook and Financial Guidance
“We are fully engaged in the transformation stage of our turnaround strategy,” said Vincze.  “As we continue to improve the organizational structure of the Company, we expect to continue enhancing our underlying profitability.  However, we expect that the costs associated with the conversion of our legacy systems onto a common platform will continue to limit our operating results into the fourth quarter and the beginning of fiscal 2008.”

“The transformation is now shifting aggressively from an internal focus of improving operations management to an external strategy emphasizing revenue growth,” said Vincze. “Going forward we plan to identify and capitalize on external opportunities to drive growth in revenues, in particular in our energy and infrastructure services.  TRC operates in markets with significant potential for long-term growth.  Our backlog is strong and growing and we continue to generate a positive win-rate for new contracts.  Our management team is sharply focused on executing a broad range of growth initiatives designed to ultimately result in TRC becoming a top-quintile performer in all our business segments.”

Conference Call Information
The Company will host a conference call this morning at 9:00 a.m. ET to discuss its financial results for the third quarter of fiscal 2007.  Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com.  The call also may be accessed by dialing (800) 810-0924 or (913) 981-4900 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About TRC
TRC creates and implements sophisticated and innovative solutions to the challenges facing America’s real estate, environmental, energy, and infrastructure markets. The Company is also a leading provider of technical, financial, risk management, and construction services to commercial and government customers across the country. For more information, visit TRC’s website at www.TRCsolutions.com.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as “may,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or other words of similar import. You should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance and bonding, the uncertainty of our operational and growth strategies, the challenges inherent in integrating newly acquired businesses, regulatory uncertainty, the availability of funding for government projects, the level of demand for our  services, product acceptance, industry-wide competitive factors, the ability to continue to attract and retain highly skilled and qualified personnel, recent changes in our  senior management, the results of outstanding litigation, risks arising from either failure to identify, or from identified material weaknesses in our internal controls over financial reporting or our inability to effectively remedy such weaknesses, our inability to comply with the terms of our credit facility and our lenders’ future unwillingness to waive our noncompliance, and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Gross revenue	$111,450	$92,725	$326,656	$296,844
Less subcontractor costs and direct charges	47,395	31,010	134,651	120,423
Net service revenue	64,055	61,715	192,005	176,421

Interest income from contractual arrangements	1,194	1,057	3,645	2,904
Insurance recoverables	127	103	4,943	907

Operating costs and expenses:
Cost of services	57,491	56,266	170,391	166,689
General and administrative expenses	5,742	5,144	17,258	17,341
Provision for doubtful accounts	619	1,298	2,429	5,737
Depreciation and amortization	1,895	1,670	5,917	4,997
	65,747	64,378	195,995	194,764
Operating income (loss)	(371)	(1,503)	4,598	(14,532)
Interest expense	1,005	1,346	3,285	3,616
Income (loss) from continuing operations before taxes, minority interest and equity earnings (losses)	(1,376)	(2,849)	1,313	(18,148)
Federal and state income tax provision (benefit)	(688)	(964)	673	(6,077)
Minority interest	7	—	7	—
Income (loss) from continuing operations before equity earnings (losses)	(681)	(1,885)	647	(12,071)
Equity in earnings (losses) from unconsolidated affiliates, net of taxes	16	(8)	53	(10)
Income (loss) from continuing operations	(665)	(1,893)	700	(12,081)
Discontinued operations, net of taxes	(47)	35	(77)	424
Net income (loss)	(712)	(1,858)	623	(11,657)
Dividends, accretion charges, and benefit on redemption of preferred stock	—	199	(3,642)	589
Net income (loss) applicable to common shareholders	$(712)	$(2,057)	$4,265	$(12,246)

Basic earnings (loss) per common share:
Continuing operations	$(0.04)	$(0.14)	$0.25	$(0.86)
Discontinued operations	—	—	—	0.02
	$(0.04)	$(0.14)	$0.25	$(0.84)
Diluted earnings (loss) per common share:
Continuing operations	$(0.04)	$(0.14)	$0.24	$(0.86)
Discontinued operations	—	—	—	0.02
	$(0.04)	$(0.14)	$0.24	$(0.84)
Average shares outstanding:
Basic	18,194	15,131	17,341	14,657
Diluted	18,194	15,131	17,724	14,657

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

	March 31, 2007	June 30, 2006
ASSETS
Current assets:
Cash	$1,590	$3,093
Accounts receivable, less allowances for doubtful accounts	123,377	120,829
Insurance recoverable - environmental remediation	7,806	3,546
Deferred income tax benefits	15,547	15,261
Income taxes refundable	5,919	5,429
Restricted investment	25,021	33,230
Prepaid expenses and other current assets	12,235	8,049
Total current assets	191,495	189,437

Property and equipment, at cost	55,128	54,063
Less accumulated depreciation and amortization	34,211	35,105
	20,917	18,958
Goodwill	130,753	126,325
Investments in and advances to unconsolidated affiliates and construction joint ventures	6,466	4,315
Long-term restricted investment	73,884	78,856
Long-term prepaid insurance	55,224	56,612
Assets held for sale	—	458
Other assets	13,882	10,442
Total assets	$492,621	$485,403

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$33,858	$37,608
Accounts payable	44,445	41,450
Accrued compensation and benefits	19,681	20,930
Deferred revenue	33,521	39,726
Environmental remediation liability	3,796	2,504
Other accrued liabilities	26,286	22,214
Total current liabilities	161,587	164,432
Non-current liabilities:
Long-term debt, net of current portion	11,068	2,845
Deferred income tax liabilities	5,334	4,689
Long-term deferred revenue	138,382	143,979
Long-term environmental remediation liability	10,879	9,302
Minority interest	89	—
Total liabilities	327,339	325,247

Convertible redeemable preferred stock	—	15,000
Commitments and contingencies
Shareholders' equity:
Capital stock:
Preferred, $.10 par value; 500,000 shares authorized, 0 and 15,000 issued and outstanding as convertible redeemable, liquidation preference of $0 and $15,000 at March 31, 2007 and June 30, 2006, respectively	—	—
Common, $.10 par value; 30,000,000 shares authorized, 18,233,910 and 18,230,428 issued and outstanding, respectively, at March 31, 2007, and 16,720,420 shares issued and outstanding at June 30, 2006	1,823	1,672
Additional paid-in capital	140,669	125,152
Retained earnings	22,585	18,320
Accumulated other comprehensive income	238	12
	165,315	145,156
Less treasury stock, at cost	33	—
Total shareholders' equity	165,282	145,156
Total liabilities and shareholders' equity	$492,621	$485,403